Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Shannon Susko
	Senior Vice President, Finance & Investor Relations	Senior Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FIRST QUARTER 2024 RESULTS
-- Diluted EPS of $2.16; Adjusted Diluted EPS of $2.26 --
-- Increases 2024 Full Year Guidance --

•2024 adjusted diluted EPS of $2.26, up over 7% from $2.11 in the first quarter of 2023.
•Increases 2024 full year adjusted diluted EPS guidance by $0.10 to greater than $6.80.
•Premium and service revenues of $36.3 billion in the first quarter of 2024. Increases 2024 full year premium and service revenue guidance by $1.0 billion.
•Membership increase of 41% in Marketplace, compared to the first quarter of 2023.

ST. LOUIS, April 26, 2024 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the first quarter ended March 31, 2024. In summary, the 2024 first quarter results were as follows:

Total revenues (in millions)	$40,407
Premium and service revenues (in millions)	$36,337
Health benefits ratio	87.1%
SG&A expense ratio	8.9%
Adjusted SG&A expense ratio (1)	8.7%
GAAP diluted EPS	$2.16
Adjusted diluted EPS (1)	$2.26
Total cash flow used in operations (in millions)	$(456)

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Centene's first quarter results demonstrate the strength of our diversified platform. We are pleased to raise full year 2024 guidance as we look to maximize the positive momentum being generated by our core businesses. We are executing against our strategic plans for growth and increasing access to affordable, high-quality healthcare for our members and the communities we serve," said Chief Executive Officer of Centene, Sarah M. London.

Other Events

•On April 1, 2024, Centene's Oklahoma subsidiary, Oklahoma Complete Health, commenced the statewide contracts to provide managed care for the SoonerSelect and SoonerSelect Children's Specialty Plan programs. The new contracts have a one-year term with five, one-year renewal options.

•Also in April, the state of Florida announced its intent to award contracts to five health plans, including Centene's Florida subsidiary, Sunshine Health, as a result of the reprocurement of the Statewide Medicaid Managed Care program.

•Centene's Michigan subsidiary, Meridian in Michigan, was selected in April by the Michigan Department of Health and Human Services to continue to serve as a Medicaid health plan for the Comprehensive Health Care Program. The proposed Medicaid contracts are expected to begin on October 1, 2024, and run through September 30, 2029, with three, one-year optional extensions.

Awards & Community Engagement

•In April, Centene was recognized by Forbes as one of the Best Employers for Diversity 2024, as well as by Newsweek, which named Centene one of America's Greatest Workplaces for Mental Wellbeing 2024.

•In March, Centene's Kansas subsidiary, Sunflower Health Plan, and Centene Foundation announced a $160,000 grant to the Hays Medical Center Foundation to provide on-demand and scheduled telepsychiatry services at Hays Medical Center. The partnership will bolster capacity for telehealth behavioral health services across central and western Kansas by providing 24-hour access to board-certified psychiatrists, alleviating pressure on rural emergency rooms.

•In March, Fortune recognized Centene as one of America's Most Innovative Companies for 2024.

•In February, Centene's Michigan subsidiary, Meridian in Michigan, and the Centene Foundation announced a partnership with the Wayne Mobile Health Unit (WMHU) to improve maternal and infant health and broadly support the WMHU's community outreach efforts to deliver preventative health services directly in neighborhoods, at homes and in workplaces.

Membership

The following table sets forth membership by line of business:

	March 31,
	2024	2023
Traditional Medicaid (1)	11,750,000	14,521,100
High Acuity Medicaid (2)	1,547,600	1,801,200
Total Medicaid	13,297,600	16,322,300
Commercial Marketplace	4,348,800	3,093,600
Commercial Group	422,700	437,200
Total Commercial	4,771,500	3,530,800
Medicare (3)	1,146,800	1,343,800
Medicare PDP	6,438,900	4,459,300
Total at-risk membership	25,654,800	25,656,200
TRICARE eligibles	2,768,000	2,799,300
Total	28,422,800	28,455,500

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended March 31,
	2024	2023	% Change
Medicaid	$21,460	$22,227	(3)%
Commercial	7,751	5,252	48%
Medicare (1)	5,935	5,876	1%
Other	1,191	1,597	(25)%
Total premium and service revenues	$36,337	$34,952	4%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended March 31, 2024

•For the first quarter of 2024, premium and service revenues increased 4% to $36.3 billion from $35.0 billion in the comparable period of 2023. The increase was driven by membership growth in the Marketplace business due to strong product positioning as well as overall market growth, partially offset by recent divestitures in the Other segment and lower Medicaid membership primarily due to redeterminations.

•Health benefits ratio (HBR) of 87.1% for the first quarter of 2024 represents an increase from 87.0% in the comparable period in 2023.

•The SG&A expense ratio was 8.9% for the first quarter of 2024, compared to 8.6% in the first quarter of 2023. The adjusted SG&A expense ratio was 8.7% for the first quarter of 2024, compared to 8.5% in the first quarter of 2023. The increases were driven by growth in the Marketplace business, which operates at a meaningfully higher SG&A ratio as compared to Medicaid, along with Medicare distribution costs. The increases were partially offset by ongoing SG&A reduction initiatives and the divestiture of Circle Health Group (Circle Health), which operated at a higher SG&A expense ratio. The SG&A expense ratio in the first quarter of 2024 was also impacted by higher acquisition and divestiture related costs in addition to severance costs due to a restructuring.

•The effective tax rate was 21.4% for the first quarter of 2024, compared to 18.8% in the first quarter of 2023. The effective tax rate for the first quarter of 2024 reflects tax effects of the Circle Health divestiture. The effective tax rate for the first quarter of 2023 reflects the tax effects of the distribution of long-term stock awards to the estate of the Company's former CEO as well as the Magellan Specialty Health gain. For the first quarter of 2024, our effective tax rate on adjusted earnings was 24.6%, compared to 24.3% in the first quarter of 2023.

•Cash flow used in operations for the first quarter of 2024 was $456 million, primarily driven by net earnings, more than offset by timing of experience rebate payments, a delay in premium payments from one of our state partners subsequently received in April 2024 and pharmacy rebate remittance timing as we transitioned to the new third-party pharmacy benefits manager (PBM), which commenced in January 2024.

Balance Sheet

At March 31, 2024, the Company had cash, investments and restricted deposits of $37.5 billion and maintained $205 million of cash and cash equivalents in its unregulated entities. Medical claims liabilities totaled $18.1 billion. The Company's days in claims payable was 53 days, a decrease of one day as compared to the fourth quarter of 2023 and the first quarter of 2023. The decrease of one day was driven by an increase from the timing of claims receipts due to impacts of the Change Healthcare cybersecurity incident, more than offset by a decrease in outstanding pharmacy payables and the acceleration of state-directed payments. Total debt was $18.0 billion, which included $350 million of borrowings on the $2.0 billion Revolving Credit Facility at quarter end.

During the first quarter of 2024, the Company repurchased 681 thousand shares for $51 million. In April 2024, the Company repurchased an additional 2.7 million shares for $200 million. As of April 26, 2024, $5.0 billion remains available under the Company's stock repurchase program.

Outlook

The Company is updating its 2024 diluted EPS guidance floor to greater than $5.94 and its 2024 adjusted diluted EPS guidance floor to greater than $6.80. The Company's annual guidance for 2024 is as follows and will be discussed further on our conference call:

	Full Year 2024
GAAP diluted EPS	> $5.94
Adjusted diluted EPS (1)	> $6.80

(1)	A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

	Full Year 2024
	Low	High
Total revenues (in billions)	$147.5	$150.5
Premium and service revenues (in billions)	$135.5	$138.5
HBR	87.3%	87.9%
SG&A expense ratio	8.4%	9.0%
Adjusted SG&A expense ratio (2)	8.4%	9.0%
Effective tax rate	22.9%	23.9%
Adjusted effective tax rate (3)	24.1%	25.1%
Diluted shares outstanding (in millions)	522.2	525.2

(2)
Represents a non-GAAP financial measure. Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses and severance costs due to a restructuring of approximately $85 million to $95 million.

(3)	Represents a non-GAAP financial measure. Adjusted effective tax rate excludes income tax effects of adjustments of approximately $200 million to $210 million.

Conference Call

As previously announced, the Company will host a conference call Friday, April 26, 2024, at 8:30 a.m. ET to review the financial results for the first quarter ended March 31, 2024.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 9229812 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Friday, April 25, 2025, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Friday, May 3, 2024, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 7730668.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2024	2023
GAAP net earnings attributable to Centene	$1,163	$1,130
Amortization of acquired intangible assets	173	183
Acquisition and divestiture related expenses	61	23
Other adjustments (1)	(99)	(53)
Income tax effects of adjustments (2)	(81)	(114)
Adjusted net earnings	$1,217	$1,169

(1) Other adjustments include the following pre-tax items:
2024:
(a) for the three months ended March 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration of $81 million, net gain on the sale of property, subject to closing costs, of $24 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contracts of $14 million, gain on the previously reported divestiture of Circle Health of $10 million, severance costs due to a restructuring of $9 million and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.

2023:
(a) for the three months ended March 31, 2023: Magellan Specialty Health divestiture gain of $79 million and real estate impairments of $26 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three months ended March 31, 2023, includes a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended March 31,		Annual Guidance December 31, 2024
	2024	2023
GAAP diluted earnings per share attributable to Centene	$2.16	$2.04	greater than $5.94
Amortization of acquired intangible assets	0.32	0.33	~$1.32
Acquisition and divestiture related expenses	0.11	0.04	~$0.12
Other adjustments (3)	(0.18)	(0.09)	~$(0.18)
Income tax effects of adjustments (4)	(0.15)	(0.21)	~$(0.40)
Adjusted diluted EPS	$2.26	$2.11	greater than $6.80

(3) Other adjustments include the following pre-tax items:
2024:
(a) for the three months ended March 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration of $0.15 ($0.11 after-tax), net gain on the sale of property, subject to closing costs, of $0.04 ($0.03 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contracts of $0.03 ($0.02 after-tax), gain on the previously reported divestiture of Circle Health of $0.02 ($0.10 after-tax), severance costs due to a restructuring of $0.01 ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $0.01 ($0.01 after-tax);

(b) for the year ended December 31, 2024, an estimated: $0.15 ($0.11 after-tax) net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration, $0.04 ($0.03 after-tax) net gain on the sale of property, subject to closing costs,, $0.03 ($0.02 after-tax) Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contracts, $0.02 ($0.10 after-tax) gain on the previously reported divestiture of Circle Health, $0.01 ($0.01 after-tax) severance costs due to a restructuring and $0.01 ($0.01 after-tax) gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments.

2023:
(a) for the three months ended March 31, 2023: Magellan Specialty Health divestiture gain of impairments of $0.14 ($0.12 after-tax) and real estate impairments of $0.05 ($0.04 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three months ended March 31, 2023, include a one-time tax benefit of $0.13 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended March 31,
	2024	2023
GAAP selling, general and administrative expenses	$3,218	$3,011
Less:
Acquisition and divestiture related expenses	61	23
Restructuring costs	9	—
Real estate optimization	—	6
Adjusted selling, general and administrative expenses	$3,148	$2,982

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems and capabilities so that it can better serve its members, providers, local communities and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "guidance," "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and provide for operational resources to maintain service level requirements; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal, foreign, and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs. The guidance in this press release is only effective as of the date given, April 26, 2024, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,585	$17,193
Premium and trade receivables	16,824	15,532
Short-term investments	2,082	2,459
Other current assets	1,957	5,572
Total current assets	38,448	40,756
Long-term investments	16,496	16,286
Restricted deposits	1,383	1,386
Property, software and equipment, net	1,988	2,019
Goodwill	17,558	17,558
Intangible assets, net	5,928	6,101
Other long-term assets	823	535
Total assets	$82,624	$84,641
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$18,109	$18,000
Accounts payable and accrued expenses	12,130	16,420
Return of premium payable	1,751	1,462
Unearned revenue	681	715
Current portion of long-term debt	113	119
Total current liabilities	32,784	36,716
Long-term debt	17,887	17,710
Deferred tax liability	734	641
Other long-term liabilities	4,155	3,618
Total liabilities	55,560	58,685
Commitments and contingencies
Redeemable noncontrolling interests	16	19
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 619,173 issued and 536,383 outstanding at March 31, 2024, and 615,291 issued and 534,484 outstanding at December 31, 2023	1	1
Additional paid-in capital	20,388	20,304
Accumulated other comprehensive (loss)	(630)	(652)
Retained earnings	13,206	12,043
Treasury stock, at cost (82,790 and 80,807 shares, respectively)	(6,007)	(5,856)
Total Centene stockholders' equity	26,958	25,840
Nonredeemable noncontrolling interest	90	97
Total stockholders' equity	27,048	25,937
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,624	$84,641

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Premium	$35,529	$33,825
Service	808	1,127
Premium and service revenues	36,337	34,952
Premium tax	4,070	3,937
Total revenues	40,407	38,889
Expenses:
Medical costs	30,932	29,434
Cost of services	669	870
Selling, general and administrative expenses	3,218	3,011
Depreciation expense	135	142
Amortization of acquired intangible assets	173	183
Premium tax expense	4,161	4,011
Impairment	13	20
Total operating expenses	39,301	37,671
Earnings from operations	1,106	1,218
Other income (expense):
Investment and other income	545	353
Interest expense	(178)	(180)
Earnings before income tax	1,473	1,391
Income tax expense	315	261
Net earnings	1,158	1,130
Loss attributable to noncontrolling interests	5	—
Net earnings attributable to Centene Corporation	$1,163	$1,130

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.17	$2.05
Diluted earnings per common share	$2.16	$2.04

Weighted average number of common shares outstanding:
Basic	535,109	550,779
Diluted	538,060	553,845

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$1,158	$1,130
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities
Depreciation and amortization	308	325
Stock compensation expense	70	61
Impairment	13	20
Deferred income taxes	104	(159)
(Gain) loss on divestitures, net	(98)	(79)
Other adjustments, net	(2)	7
Changes in assets and liabilities
Premium and trade receivables	(1,211)	(1,938)
Other assets	(474)	(315)
Medical claims liabilities	108	759
Unearned revenue	(34)	1,919
Accounts payable and accrued expenses	(1,411)	1,548
Other long-term liabilities	1,013	970
Other operating activities, net	—	21
Net cash (used in) provided by operating activities	(456)	4,269
Cash flows from investing activities:
Capital expenditures	(151)	(225)
Purchases of investments	(1,317)	(1,619)
Sales and maturities of investments	1,441	1,148
Divestiture proceeds, net of divested cash	879	443
Net cash provided by (used in) investing activities	852	(253)
Cash flows from financing activities:
Proceeds from long-term debt	350	287
Payments and repurchases of long-term debt	(187)	—
Common stock repurchases	(151)	(423)
Proceeds from common stock issuances	14	12
Purchase of noncontrolling interest	—	(58)
Other financing activities, net	(3)	(1)
Net cash provided by (used in) financing activities	23	(183)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	2
Net increase in cash, cash equivalents and restricted cash and cash equivalents	425	3,835
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	17,452	12,330
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$17,877	$16,165
Supplemental disclosures of cash flow information:
Interest paid	$155	$144
Income taxes paid	$13	$11

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	March 31,
	2024	2023
Cash and cash equivalents	$17,585	$15,853
Restricted cash and cash equivalents, included in restricted deposits	292	312
Total cash, cash equivalents and restricted cash and cash equivalents	$17,877	$16,165

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2024	2023	2023	2023	2023
MEMBERSHIP
Traditional Medicaid (1)	11,750,000	12,754,000	13,470,900	14,260,400	14,521,100
High Acuity Medicaid (2)	1,547,600	1,718,000	1,769,600	1,799,200	1,801,200
Total Medicaid	13,297,600	14,472,000	15,240,500	16,059,600	16,322,300
Commercial Marketplace	4,348,800	3,900,100	3,681,600	3,295,200	3,093,600
Commercial Group	422,700	427,500	424,200	435,000	437,200
Total Commercial	4,771,500	4,327,600	4,105,800	3,730,200	3,530,800
Medicare (3)	1,146,800	1,284,200	1,310,600	1,329,000	1,343,800
Medicare PDP	6,438,900	4,617,800	4,539,800	4,493,700	4,459,300
Total at-risk membership	25,654,800	24,701,600	25,196,700	25,612,500	25,656,200
TRICARE eligibles	2,768,000	2,773,200	2,773,200	2,799,300	2,799,300
Total	28,422,800	27,474,800	27,969,900	28,411,800	28,455,500

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	59,900	67,700	67,800	68,300	67,200

DAYS IN CLAIMS PAYABLE	53	54	53	52	54

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$36,528	$36,314	$35,988	$35,799	$34,103
Unregulated	1,018	1,010	1,020	1,046	1,031
Total	$37,546	$37,324	$37,008	$36,845	$35,134

DEBT TO CAPITALIZATION	40.0%	40.7%	41.5%	41.1%	42.1%

OPERATING RATIOS	Three Months Ended March 31,
	2024	2023
HBR	87.1%	87.0%
SG&A expense ratio	8.9%	8.6%
Adjusted SG&A expense ratio	8.7%	8.5%

HBR BY PRODUCT	Three Months Ended March 31,
	2024	2023
Medicaid	90.9%	90.0%
Commercial	73.3%	76.3%
Medicare (4)	90.8%	85.2%

(4)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2023	$17,504
Less: Reinsurance recoverables	27
Balance, March 31, 2023, net	17,477
Incurred related to:
Current period	121,837
Prior periods	(1,745)
Total incurred	120,092
Paid related to:
Current period	105,925
Prior periods	13,871
Total paid	119,796
Plus: Premium deficiency reserve	300
Balance, March 31, 2024, net	18,073
Plus: Reinsurance recoverables	36
Balance, March 31, 2024	$18,109

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $378 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2023, and prior.